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Exhibit 99a

CERTIFICATION PURSUANT TO
31 C.F. R. SECTION 30.15

I, Dennis E. Nixon, certify, based on my knowledge, that:

(i)
The compensation committee of International Bancshares Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months since September 14, 2009, for the period ending with the last day of International Bancshares Corporation's fiscal year containing that date (the applicable period), senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to International Bancshares Corporation;

(ii)
The Compensation committee of International Bancshares Corporation has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of International Bancshares Corporation, and during that same applicable period has identified any features of the employee compensation plans that pose risks to International Bancshares Corporation and has limited those features to ensure that International Bancshares Corporation is not unnecessarily exposed to risks;

(iii)
The compensation committee has reviewed, at least every six months since September 14, 2009 for the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of International Bancshares Corporation to enhance the compensation of an employee, and has limited those features;

(iv)
The compensation committee of International Bancshares Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)
The compensation committee of International Bancshares Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

a.
SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of International Bancshares Corporation;

b.
Employee compensation plans that unnecessarily expose International Bancshares Corporation to risks; and

c.
Employee compensation plans that could encourage the manipulation of reported earnings of International Bancshares Corporation to enhance the compensation of an employee;

(vi)
International Bancshares Corporation has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), of SEOs and twenty next most highly compensation employees be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
International Bancshares Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

(viii)
International Bancshares Corporation has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

(ix)
The board of directors of International Bancshares Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; International Bancshares Corporation and its employees have complied with this policy during the applicable period and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)
International Bancshares Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations in the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date or the agreement between the TARP recipient and Treasury or June 15, 2009, and ending with the last day of the TARP recipient's fiscal year containing that date;

(xi)
International Bancshares Corporation will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending the last day of the TARP recipient's fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
International Bancshares Corporation will disclose whether International Bancshares Corporation, the board of directors of International Bancshares Corporation, or the compensation committee of International Bancshares Corporation has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date, a compensation consultant; and the services of the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
International Bancshares Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient's fiscal year containing that date;

(xiv)
International Bancshares Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between International Bancshares Corporation and Treasury, including any amendments;

(xv)
International Bancshares Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and the most highly compensated employees identified; and

(xvi)
I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

By:	/s/ DENNIS E. NIXON Dennis E. Nixon President
Date: March 1, 2010

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CERTIFICATION PURSUANT TO 31 C.F. R. SECTION 30.15